UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2024

Month

DAY ONE BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40431	83-2415215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Sierra Point Parkway, Suite 501 Brisbane, California	94005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 484-0899

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DAWN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 23, 2024, Day One Biopharmaceuticals, Inc. (the “Company”) and Ipsen Pharma SAS (“Ipsen”) entered into an Exclusive License Agreement (the “License Agreement”) pursuant to which the Company will license to Ipsen, on an exclusive basis, the right to commercialize tovorafenib outside the United States. All capitalized terms herein have the definitions assigned to them in the License Agreement unless otherwise defined herein.

In consideration for the rights and licenses granted by the Company to Ipsen in the License Agreement, Ipsen will pay the Company (i) an upfront license fee in the amount of approximately $71 million within thirty days after the effective date of the License Agreement and (ii) Ipsen Biopharmaceuticals, Inc. (USA) (the “Investor”), a fully-owned Affiliate of Ipsen, agreed to purchase shares of the Company’s common stock (the “Company Share Issuance”) for $40 million, at a price per share representing a 17% premium to the volume weighted average price (“VWAP”) of the Company’s common stock as traded on The Nasdaq Stock Market LLC for the ten consecutive trading days prior to and including the date of the Company’s public release of U.S. GAAP revenue for the quarter ended June 30, 2024 (the “Revenue Release”) and the ten consecutive trading days following the Revenue Release, in accordance with the terms set forth in a certain investment agreement by and between the Company and the Investor dated July 23, 2024 (the “Investment Agreement”) and attached as Schedule 6.2 to the License Agreement.

The Company is also eligible to receive up to approximately $350 million in additional launch and sales milestone payments as well as tiered, double-digit royalty payments starting at mid-teens percentage on annual net sales of OJEMDA, subject to certain adjustments specified in the License Agreement.

The royalty payment obligations under the License Agreement expire on a country-by-country basis no earlier than ten years following the first commercial sale of OJEMDA in the applicable country. Following the two-year anniversary of the effective date of the License Agreement, Ipsen may terminate the License Agreement for convenience with six months’ prior written notice or for certain other specified reasons. The Company may terminate the License Agreement if Ipsen or any of its Affiliates challenge the validity of any patents controlled by the Company that are licensed under the License Agreement. Both Ipsen and the Company may terminate the License Agreement (i) for material breach by the other party and a failure to cure such breach within the time period specified in the License Agreement or (ii) the other party’s bankruptcy event.

The above description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024.

Item 3.02. Unregistered Sales of Equity Securities

The description of the Investment Agreement and the Company Share Issuance thereunder set forth in Item 1.01 above is incorporated by reference into this Item 3.02. The Company Share Issuance is being made in a private placement that is exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 7.01. Regulation FD Disclosure

On July 25, 2024, the Company issued a press release announcing the entry into the License Agreement with Ipsen, a copy of which is attached hereto as Exhibit 99.1.

The information in this Item 7.01 of this report, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, regarding the License Agreement, dated July 25, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DAY ONE BIOPHARMACEUTICALS, INC.

Date: July 25, 2024	By:	/s/ Charles N. York II, M.B.A.
Charles N. York II, M.B.A.
Chief Operating Officer and Chief Financial Officer